                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-61496



                              PROSPECTUS SUPPLEMENT

                       To Prospectus dated June 8, 2001 of

                       VALUE CITY DEPARTMENT STORES, INC.

         On June 15, 2001, El An Foundation transferred 187,000 shares of common stock of Value City Department Stores, Inc. (the "Company") to The Ohio State University ("Donee"). This transfer was a gift transaction and no consideration was paid by Donee. As a result of the transfer of the shares to Donee, the shares may be sold by Donee pursuant to the prospectus. Donee is not an affiliate of the Company.

         On June 27, 2001, the closing price per share of common stock of the Company on the New York Stock Exchange was $ 10.04.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is June 28, 2001.